Exhibit 99.1

BeiGene Announces Data on BRUKINSA® (Zanubrutinib) from Phase 2 Trial in Marginal Zone Lymphoma and Phase 3 Trial in Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma at the 62nd ASH Annual Meeting

Zanubrutinib was shown to be highly active in patients with relapsed/refractory marginal zone lymphoma in initial results from the Phase 2 MAGNOLIA trial

Zanubrutinib demonstrated an overall response rate of nearly 95 percent and a sustained progression-free survival in treatment-naïve chronic lymphocytic leukemia or small lymphocytic lymphoma patients with del(17p)
in Arm C of the Phase 3 SEQUOIA trial

CAMBRIDGE, Mass. and BEIJING, China – December 6, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced clinical data on its BTK inhibitor BRUKINSA® (zanubrutinib) at the 62nd American Society for Hematology (ASH) Annual Meeting. These data included an oral presentation on the initial results of the Phase 2 MAGNOLIA trial in patients with relapsed/refractory (R/R) marginal zone lymphoma (MZL) and a poster with follow-up results from Arm C of the Phase 3 SEQUOIA trial in treatment-naïve (TN) patients with chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL) with del(17p).

“BRUKINSA received accelerated approval from the U.S. FDA last year for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy, and we’ve since provided additional clinical data on its efficacy and safety across multiple B-cell malignancies. Initial results from the MAGNOLIA trial showed a high response rate, including complete responses, in patients with relapsed/refractory MZL. Activity was seen in patients with high-risk factors, supporting BRUKINSA’s robust clinical activity and tolerability,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “Additionally, the extended follow-up time in Arm C of the SEQUOIA trial allowed us to further evaluate longer-term responses in previously untreated patients with CLL/SLL with del(17p), and we were excited to observe more complete responses and an adverse event profile consistent with the initial results presented at last year’s ASH meeting. The encouraging data presented today support our ongoing global regulatory plans for BRUKINSA as a potentially best-in-class BTK inhibitor.”

For more information on BeiGene’s clinical program and company updates, please visit BeiGene’s virtual booth at this year’s ASH Annual Meeting at http://www.beigenevirtualexperience.com.

Initial Results of the Phase 2 MAGNOLIA Trial in R/R MZL

Oral Presentation; Abstract 339

Initial results from the single-arm, open-label, multicenter, Phase 2 MAGNOLIA trial (NCT03846427) demonstrated that BRUKINSA was highly active and generally well-tolerated in patients with R/R MZL. A total of 68 patients with extranodal, splenic, or nodal subtypes who received at least one prior line of CD20-directed regimen were enrolled in the trial, with identified high-risk features including an elderly population with a median age of 70 years, heavily pre-treated population with a median of two prior lines of therapy, more than 30 percent with refractory disease, and nearly 40 percent with nodal MZL.

“As demonstrated by an ORR of 74.2 percent and a clinical benefit rate of nearly 90 percent in the initial results of the MAGNOLIA trial, zanubrutinib’s strong anti-tumor activity could potentially benefit patients with R/R MZL, a disease with limited tolerable and effective therapeutic strategies,” commented Stephen Opat, FRACP, FRCPA, MBBS, Director of Clinical Hematology at Monash Health and Head of Department of Hematology at Monash University. “We were particularly excited to see that responses were generally consistent among patients with high-risk features and that zanubrutinib was generally well-tolerated.”

At the data cutoff on August 14, 2020, 66 patients were evaluable for efficacy. With a median follow-up time of 10.7 months, results included:

•Across all subtypes in the trial, the investigator-assessed overall response rate (ORR), defined as partial response or better, was 74.2% (95% CI: 62.0, 84.2), including 16 (24.2%) complete responses (CRs) and 33 (50.0%) partial responses (PRs);

•Responses were generally consistent across all subgroups, including the following high-risk subgroups:
◦In patients who were 75 and older (n=18), the ORR was 88.9% (95% CI: 65.3, 98.6);
◦In patients who received at least three lines of prior therapy (n=17), the ORR was 64.7% (95% CI: 38.3, 85.8);
◦In patients with refractory disease (n=21), the ORR was 71.0% (95% CI: 47.8, 88.7);
◦In patients with nodal MZL (n=25), the ORR was 84.0% (95% CI: 63.9, 95.5);

•The median follow-up time for progression free survival (PFS) was 9.13 months, and the PFS rate at six months and nine months was 80.0% and 67.0%, respectively;

•79.0% of the patients maintained response at six months and overall survival (OS) rate at 12 months was 94.0%

•95.6% of patients experienced at least one treatment-emergent adverse event (TEAE) of any grade, with the most common (≥10.0%) being diarrhea (20.6%), contusion (19.1%), constipation (13.2%), neutropenia (13.2%), pyrexia (11.8%), upper respiratory tract infection (11.8%), thrombocytopenia (10.3%), and nausea (10.3%);

•38.2% of patients experienced at least one Grade ≥3 TEAE, with the most common (in at least two patients) being neutropenia (10.3%), diarrhea (2.9%), pyrexia (2.9%), thrombocytopenia (2.9%), anemia (2.9%), and pneumonia (2.9%);

•32.4% of patients experienced at least one serious TEAE; and

•Two patients discontinued treatment due to TEAEs, both considered unrelated to zanubrutinib, including one patient with pre-existing cardiovascular disease who experienced a fatal TEAE of myocardial infarction.

Follow-up Results from Arm C of the Phase 3 SEQUOIA Trial in TN Patients with CLL/SLL with del(17p)

Abstract 1306

Follow-up results from the non-randomized Arm C in the randomized, open-label, global Phase 3 SEQUOIA trial of zanubrutinib as a monotherapy (NCT03336333) exhibited a high ORR and a sustained PFS in patients with TN CLL/SLL whose tumor exhibited the deletion of chromosome 17p13.1 [del(17p)]. Compared to the initial results presented at the 2019 ASH meeting, with a longer median follow-up time of 21.9 months compared to 10 months, CR rate increased to 6.4% from 1.9%. Zanubrutinib’s tolerability profile was generally consistent with previous reports of zanubrutinib treatment in patients with various B-cell malignancies.

“BTK inhibitors have demonstrated positive outcomes in CLL or SLL patients with del(17p), who usually respond poorly to standard chemoimmunotherapy, even in the frontline setting,” said Jennifer R. Brown, M.D., Ph.D., Director of the Dana Farber Cancer Institute CLL Center and Professor of Medicine at Harvard Medical School. “With a median follow-up time of close to two years, we were able to observe a high progression-free survival rate of 90.6 percent at 18 months, an overall response rate of 94.5 percent, and a consistent tolerability profile for zanubrutinib.”

At the data cutoff on August 10, 2020, all 109 patients enrolled in Arm C were evaluable for efficacy. With a median follow-up time of 21.9 months, results included:

•At 18 months, the PFS rate and OS rate were 90.6% (95% CI: 83.3, 94.9) and 95.4% (95% CI: 89.3, 98.1), respectively;
•At 18 months, the PFS rate among patients with unfavorable characteristics such as unmutated IGHV and complex karyotype status was 88.0% (95% CI: 78, 94) and 94.0% (95% CI: 77, 98), respectively;
•The investigator-assessed ORR was 94.5% (95% CI: 88.4, 98.0), including six (5.5%) CRs, one (0.9%) CR with incomplete bone marrow recovery, one (0.9%) nodular PR, 94 (86.2%) PRs, and one (0.9%) PR with lymphocytosis;
•93.1% (95% CI: 86, 97) and 87.7% (95% CI: 78, 93) of the patients maintained response at 12 months and 18 months, respectively;
•The most common (≥10.0%) adverse events (AEs) of any grade included contusion (20.2%), upper respiratory tract infection (19.3%), diarrhea (17.4%), nausea (14.7%), back pain (13.8%), constipation (13.8%), rash (13.8%), cough (12.8%), neutropenia (11.9%), arthralgia (11.0%), and pneumonia (10.1%);
•52.3% of patients experienced at least one Grade ≥3 AE, with the most common (in ≥2.0% of patients) being neutropenia/decreased neutrophil count (15.6%), pneumonia (4.6%), fall (2.8%), and hypertension (2.8%);
•38.5% of the patients experienced at least one serious AE; and
•Five (4.6%) patients discontinued treatment due to AE, including two (1.8%) patients who experienced a fatal AE, one being pneumonia leading to sepsis and death, which was considered related to zanubrutinib, and the other being renal failure in the context of disease progression, which was considered unrelated to zanubrutinib.

About BRUKINSA® (zanubrutinib)

BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK), discovered by BeiGene scientists, that is currently being evaluated globally in a broad pivotal clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

BRUKINSA was approved by the U.S. FDA in November 2019 to treat adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

BRUKINSA was approved in China in June 2020 for the treatment of MCL in adult patients who have received at least one prior therapy and the treatment of CLL/SLL in adult patients who have received at least one prior therapy. A supplemental new drug application (sNDA) of BRUKINSA in patients with relapsed/refractory Waldenström’s macroglobulinemia (WM) has been accepted by the Center for Drug Evaluation (CDE) of the NMPA and is currently under priority review.

A marketing authorization application (MAA) for BRUKINSA for the treatment of patients with WM who have received at least one prior therapy or as first-line treatment for patients unsuitable for chemo-immunotherapy has been accepted by the European Medicines Agency (EMA).

In addition, multiple regulatory filings of BRUKINSA have been accepted in other countries and are currently under review.
BRUKINSA is not approved outside of the United States and China.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%), and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.

Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse Reactions

The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia (18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).

Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For co-administration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid co-administration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment:  The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

INDICATION

BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,700+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding promising clinical results from trials of BRUKINSA (zanubrutinib) and BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA (zanubrutinib). Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or +1 857-302-7596
ir@beigene.com	media@beigene.com